Result of Annual Meeting of Shareholders
The Annual Meeting of Shareholders of Managed Municipal
Portfolio Inc. was held on September 23, 2005, for the purpose of considering and voting upon the election of Directors.
The following table provides information concerning the matter voted upon at the Meeting:
1. Election of Directors*
Nominees
Common Shares Voted For Election
Common Shares Withheld
Preferred Shares Voted For Election
Preferred Shares Withheld
Dwight B. Crane
40,102,864
449,427
9,670
2
William R. Hutchinson
40,115,797
436,494
9,670
2
George M. Pavia
40,100,452
451,839
9,670
2

*The following Directors, representing the balance of the Board of Directors, continue to serve as Directors: Paolo M. Cucchi, Robert A. Frankel, R. Jay Gerken and Paul Hardin.

2.  Results of a Special Meeting of Shareholders
On October 21, 2005, a Special Meeting of Shareholders was
held to approve a new management agreement.  The followng
table provides the number of votes cast for, against or withheld, as well as the number of abstentions as to the matter voted on at the Special Meeting of Shareholders.
Item Voted On
Votes For
Votes Against
Abstentions
New Management Agreement
21,007,617
1,092,410
1,166,264